Exhibit 99.1

Investor Contact Information
Hawk Associates, Inc.
Frank N. Hawkins, Jr. or Julie Marshall
Phone: (305) 451-1888
E-mail: info@hawkassociates.com

2320 NW 66th COURT

GAINESVILLE, FL 32653

PHONE: (352) 377-1140

FAX: (352) 378-2617

News Release:

FOR IMMEDIATE RELEASE

Exactech Q2 Revenue Up 19% to $31.6M

YTD Sales Up 18% to $61.2M

GAINESVILLE, Fla.—July 31, 2007—Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products including orthopaedic implants and biologic materials, announced today that revenue for the second quarter of 2007 increased 19% to $31.6 million from $26.6 million in the second quarter of 2006. Diluted earnings per share for the quarter was $0.12 based on net income of $1.4 million. This compares with net income of $2.1 million or $0.18 diluted EPS a year ago.

The second quarter 2007 net income included a previously announced impairment charge of $1.5 million, which represented the current full carrying value of an asset related to the license and distribution agreement entered into during 2003 with Dimicron Corporation to develop polycrystalline diamond compact hip bearings. Excluding the impact of this impairment charge, the adjusted net income was $2.4 million or diluted earnings per share of $0.20, an increase of 15% compared to $2.1 million net income or $0.18 diluted EPS reported in the second quarter of 2006.

For the first six months of 2007, revenue was $61.2 million, an increase of 18% over $52.0 million for the comparable period last year. Also including the impairment charge taken in the second quarter, net income for the first six months was $3.3 million, or $0.28 per diluted share, compared to $3.7 million, or $0.31 per diluted share in the first half of 2006.

Exactech Chairman and CEO Bill Petty said, “Sales grew in all product lines during the quarter reflecting the acceptance of our new products and continuing success of our products across all segments. Our shoulder product sales, which we will now begin to report separately on a regular basis, jumped 86% from $1.3 million in the second quarter of 2006 to $2.3 million in the second quarter of 2007. Sales for this business unit increased 63% to $3.9 million for the first six months of 2007, compared to $2.4 million for the first six months of 2006. Sales of knee products, our largest business unit, increased 17% to $16.9 million from $14.4 million in the same quarter of 2006, and increased 15% from $28.3 million in the first six months of 2006 to $32.6 million for the first six months of this year. Hip product sales rose 18% to $5.4 million, compared with $4.6 million in the second quarter of 2006, and increased 30% to $10.9 million for the first six months of 2007, compared to $8.4 million for the first six months of 2006. Revenue from biologics increased 33% to $3.9 million during the quarter, up from $3.0 million in Q2 ‘06 as we continued to see good results from our dental biologics and Optecure® lines. For the first six months of 2007, revenue from biologics increased 17% to $7.4 million, compared to $6.3 million for the first six months of 2006.”

Petty said, “U.S. sales grew 16% to $23.3 million from $20.1 million in the comparable quarter in 2006 while our international business remained consistently strong with sales increasing 28% to $8.3 million from $6.5 million in the second quarter of 2006.

We continue to anticipate a healthy second half of 2007. Our flagship Optetrak® knee system is benefiting from the roll-out of the Ligament Balancing System and Low Profile Instrumentation, as well as the expansion of our Rotating Bearing Knee system outside of the U.S. Our Novation hip system has driven the sales increases in our hip business unit, and we anticipate the roll out of our ceramic on ceramic bearing product line extension to continue to fuel hip growth. We are pleased with the rapid surgeon acceptance of our Equinoxe shoulder system.

“Our Biologics division continues to benefit from market penetration of Optecure™ and the introduction of our Accelerate™ platelet concentrating system. The Accelerate system is proving to be popular with a broad group of surgeons,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margin percentage for the quarter increased slightly to 62.7% compared to 62.5% for the comparable quarter last year as we continued to increase internal manufacturing to leverage our product costs. Total operating expenses in the quarter were $17.3 million, up 38% from $12.6 million in the comparable quarter last year. Operating expenses include the $1.5 million impairment charge announced on July 12. Excluding the impairment charge, operating expenses were $15.8 million, or up 25% from the second quarter last year, which was in line with our expectations for the quarter.”

Looking forward, the company said its target for diluted earnings per share in the third quarter ending September 30, 2007 is in the range of $0.17 to $0.18 based on anticipated revenues of $27 million to $29 million. The company’s target range for 2007 revenue is $115 million to $120 million with diluted EPS of $0.64 to $0.68 including the $0.08 impact of the impairment charge. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The company has scheduled a conference call on Wednesday, August 1 at 9:00 a.m. Eastern Daylight Saving Time. To participate, call (888) 595-4228 any time after 8:50 a.m. Eastern on Aug. 1. International and local callers should dial (480) 293-1744. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00004220. A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/00004220.mp3. Both will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, and in more than 25 countries in Europe, Asia and Latin America. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx. Questions should be directed to Frank Hawkins or Julie Marshall of Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$800	$2,006
Accounts receivable, net of allowances of $849 and $572	22,271	17,524
Prepaid expenses and other assets, net	1,471	1,325
Income taxes receivable	505	219
Inventories – current	44,966	38,742
Deferred tax assets	483	271

Total current assets	70,496	60,087

PROPERTY AND EQUIPMENT:
Land	1,140	1,015
Machinery and equipment	15,307	14,851
Surgical instruments	29,022	26,189
Furniture and fixtures	2,238	2,078
Facilities	11,196	10,481
Projects in process	724	—

Total property and equipment	59,627	54,614
Accumulated depreciation	(25,081)	(22,386)

Net property and equipment	34,546	32,228

OTHER ASSETS:
Notes receivable – related party	3,882	2,904
Other investments	219	398
Deferred financing and deposits, net	731	694
Non-current inventory	2,236	11,679
Product licenses and designs, net	1,214	994
Patents and trademarks, net	2,311	3,938
Goodwill	352	352

Total other assets	10,945	20,959

TOTAL ASSETS	$115,987	$113,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,174	$5,621
Income taxes payable	—	113
Accrued expenses and other liabilities	5,291	4,573
Line of credit	7,418	—
Current portion of long-term debt	1,635	1,633

Total current liabilities	22,518	11,940

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,386	2,620
Line of credit	—	11,116
Long-term debt, net of current portion	9,951	10,668
Other long-term liabilities	—	7

Total long-term liabilities	12,337	24,411

Total liabilities	34,855	36,351

SHAREHOLDERS’ EQUITY:
Common stock	116	115
Additional paid-in capital	25,980	25,105
Accumulated other comprehensive loss	35	(5)
Retained earnings	55,001	51,708

Total shareholders’ equity	81,132	76,923

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,987	$113,274

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
NET SALES	$31,559	$26,565	$61,155	$51,976
COST OF GOODS SOLD	11,760	9,965	22,621	18,937

Gross profit	19,799	16,600	38,534	33,039
OPERATING EXPENSES:
Sales and marketing	9,299	7,185	18,415	15,071
General and administrative	2,936	2,304	5,906	4,865
Research and development	2,011	1,663	3,710	3,204
Impairment loss	1,519	—	1,519	—
Depreciation and amortization	1,533	1,421	3,015	2,832

Total operating expenses	17,298	12,573	32,565	25,972

INCOME FROM OPERATIONS	2,501	4,027	5,969	7,067

OTHER INCOME (EXPENSE):
Interest income	85	52	154	95
Interest expense	(347)	(581)	(767)	(1,077)
Foreign currency exchange loss	(27)	(36)	(48)	(46)

Total other expenses	(289)	(565)	(661)	(1,028)

INCOME BEFORE INCOME TAXES	2,212	3,462	5,308	6,039

PROVISION FOR INCOME TAXES	692	1,330	1,836	2,267

INCOME BEFORE EQUITY IN NET OF OTHER INVESTMENTS LOSS	1,520	2,132	3,472	3,772

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(107)	(50)	(179)	(114)

NET INCOME	$1,413	$2,082	$3,293	$3,658

BASIC EARNINGS PER SHARE	$0.12	$0.18	$0.29	$0.32

DILUTED EARNINGS PER SHARE	$0.12	$0.18	$0.28	$0.31

Adjusted net income and diluted earnings per share to exclude the effect of the asset impairment charge:
Net Income	$1,413		$3,293
Adjustments for impairment charges
Impairment loss, pre-tax	1,519		1,519
Income tax benefit	542		542

	977		977

Adjusted net income - excluding impairment charge	$2,390		$4,270

Diluted earnings per share	$0.12		$0.28
Adjustment of impairment charge, net	0.08		0.08

Adjusted diluted earnings per share	$0.20		$0.36